                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K


   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934


Date of Report (Date of earliest event reported)         January 11, 2002
                                                 -----------------------------


                          Appalachian Bancshares, Inc.
                          ----------------------------
             (Exact name of registrant as specified in its charter)


Georgia                                             000-21383                   58-2242407
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(State or other jurisdiction                (Commission File Number)            (IRS Employer
of incorporation)                                                               Identification No.)


829 Industrial Blvd., Ellijay, Georgia                                                  30540
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(Address of principal executive offices)                                                (Zip Code)


Registrant's telephone number, including area code          (706) 276-8000
                                                     --------------------------

                                 Not applicable
                                 --------------
          (Former name or former address, if changed since last report)


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ITEM 5.  OTHER EVENTS.

         On January 11, 2002, Appalachian Bancshares, Inc. and its wholly-owned subsidiary, Appalachian Community Bank, (hereinafter collectively referred to as the "Company") entered into a Separation, Settlement and Non-Competition Agreement (the "Agreement") with Kent W. Sanford, former Executive Vice President and member of the Board of Directors of both Appalachian Bancshares, Inc. and Appalachian Community Bank. The Company and Mr. Sanford entered into the Agreement for the purposes of limiting possible competition by Mr. Sanford with the Company, terminating the employment relationship between the Company and Mr. Sanford, terminating Mr. Sanford's position as a member of each Board of Directors, and providing a full and final settlement of any and all claims arising out of, or related to, these relationships, including their termination.

         Under the terms of the Agreement, Mr. Sanford agreed that, for the period of two years from the date of the Agreement, he would not seek or accept a "competitive position" in the geographic area of Gilmer, Fannin and Union counties (Georgia) with any individual or entity engaged in the business of banking, which includes lending and mortgage brokerage activities, and other financial activities and services that, under Georgia law, are reserved to financial institutions. "Competitive position" is described in the Agreement as one in which Mr. Sanford would perform duties similar to those actually performed by him as an employee of the Company, or one in which Mr. Sanford would use, or would be likely to use, trade secrets or confidential information pertaining to the Company, obtained in the context of Mr. Sanford's employment and relationship with the Company.

         Mr. Sanford also agreed that, for the period of two years from the date of the Agreement, he would not solicit, individually or on behalf of another, with the intent to offer products or services competitive with those offered by the Company, any customer of the Company with whom Mr. Sanford actually dealt or whose dealings with the Company he supervised. Mr. Sanford further agreed that, for the same time period, he would not solicit or encourage employees of the Company, with whom Mr. Sanford actually dealt or whose employment he supervised, to leave the Company. In addition, Mr. Sanford agreed to provide certain consulting, administrative and advisory services to the Company for two years from the date of the Agreement, during which time Mr. Sanford would cooperate with and assist in transitioning his duties and responsibilities.

         Furthermore, Mr. Sanford accepted the Agreement as full, final and complete settlement of all claims which may relate to or arise from his employment, the termination thereof, or his dealings or affiliation with the Company. By agreeing to such, Mr. Sanford released the Company from any such claims. Similarly, Mr. Sanford accepted the Agreement as total accord, settlement and satisfaction of any and all claims he had or may have against the Company arising under federal, state or local laws.

         In consideration of Mr. Sanford's agreement to, and continuing compliance with, the terms and conditions of the Agreement, the Company paid Mr.
Sanford $44,363.52 upon execution of the Agreement ($21,363.52 of which was for accrued leave and vacation days owed by the Company to Mr. Sanford), and will pay Mr. Sanford twenty-three (23) monthly payments of $4,000, beginning February
15, 2002, and a payment of $50,000, payable on January 15, 2004. In addition, Appalachian Bancshares, Inc. agreed to fully vest the unvested portion of Mr.
Sanford's unexercised stock options for Appalachian Bancshares, Inc. common stock. On January 11, 2002, Mr. Sanford had 86,000 unexercised stock options,
17,600 of which were unvested, and all of which are exercisable at $4.00 per share. The Company further agreed that, in the event Mr. Sanford chooses to exercise his stock options and he requires a loan to do so, the Company will lend sufficient funds for Mr. Sanford to exercise his stock options at its prime lending rate, minus .25%, to be determined as of each anniversary date of the loan; provided, however, that Mr. Sanford shall execute all necessary loan documentation and provide adequate security for such loan. Finally, the Company agreed to transfer to Mr. Stanford its title and interest to an automobile, which it previously provided for Mr. Sanford's business use.


ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

(c)      Exhibits.  The following exhibit is filed with this report:

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
         Exhibit No.                        Description
         -----------                        -----------

         10.9                               Separation, Settlement and
                                            Non-Competition Agreement (executed
                                            January 11, 2002).


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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Appalachian Bancshares, Inc.


                                       By: /s/ Tracy R. Newton
                                           -------------------------------------
                                           Tracy R. Newton
                                           President and Chief Executive Officer

Dated: January 15, 2001

                                  EXHIBIT INDEX


Exhibit No.               Description of Exhibit
-----------               ----------------------

10.9                      Separation, Settlement and
                          Non-Competition Agreement (executed
                          January 11, 2002).